Exhibit 10.21

This is a translation of the original text in Chinese

SPOUSAL CONSENT

I, Xinchan LI (ID card No.: ***), the legitimate spouse of Wei LIU, hereby affirm and unconditionally and irrevocably agree that the shares of Beijing Antutu Technology Co.,Ltd. held by and registered under the name of my spouse shall be disposed of in accordance with the arrangements under the Loan Agreement signed on the date of June 7, 2013, the Exclusive Equity Option Agreement, Shareholder Voting Proxy Agreement and the Equity Pledge Agreement signed on the date of June 14, 2013, as well as all powers of attorney, undertaking letter or other documents signed in accordance with the aforesaid agreements by my spouse (hereinafter collectively referred to as “Control Agreements”).

I hereby further undertake that I shall not engage in any act that may conflict with the aforesaid arrangements, including asserting any personal or community property rights over the above-said shares and any related rights and interests. I hereby further agree and undertake that if, for any reason, I own any shares of Beijing Antutu Technology Co.,Ltd., I shall be bound by the Control Agreements, and I shall perform all the shareholder obligations pursuant to the Control Agreements. In addition, to achieve the same objective, upon a request made by Beijing Antutu Technology Co., Ltd., I shall sign a series of agreements in the form of the Control Agreements.

Signature: _/s/ Xinchan LI

Date: _June 14, 2013